FOR IMMEDIATE RELEASE
January 20, 2006
For further information contact:
Mr. John Reissner
Vice President, Marketing Director
Magyar Bancorp, Inc.
(732) 214-2083

                              MAGYAR BANCORP, INC.
            ANNOUNCES RESULTS FOR THE QUARTER ENDED DECEMBER 31,2005

New Brunswick, New Jersey, January 20, 2006 - Magyar Bancorp, Inc. (the "Company"), the holding company of Magyar Bank (the "Bank"), announced today its financial condition and results of operations at and for the three months ended December 31, 2005. At December 31, 2005, Magyar Bank, the Company's principal operating subsidiary, had total consolidated assets, deposits and equity of $399.2 million, $335.8 million and $24.5 million, respectively. The Bank's consolidated net income for the three months ended December 31, 2005 was $166,000. For the three months ended December 31, 2005, the Bank's net interest income increased to $2.8 million from $2.3 million for the three months ended December 31, 2004, reflecting growth in the Bank's net loan portfolio to $284.3 million at December 31, 2005 from $206.2 million at December 31, 2004.

The Bank has determined that the entity developing its main office building is a variable interest entity to the Bank. Accordingly, the Bank consolidated this entity as of September 30, 2005. As a result of the consolidation, the Bank reported that at year ended September 30, 2005, it had total consolidated assets of $359.7 million, deposits of $278.1 million, net loans of $267.3 million and equity of $24.4 million.

As previously announced, shares of the Company are expected to begin trading on Tuesday, January 24, 2006, on the Nasdaq National Market under the symbol "MGYR."

Magyar Bancorp, Inc. is the holding company for Magyar Bank, which operates from its main office in New Brunswick, New Jersey, and three full-service branch offices located in Middlesex County, New Jersey.

Forward Looking Statements

Certain statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions, are considered forward-looking statements. These forward-looking statements include: statements of our goals, intentions and expectations; statements regarding our business plans and prospects and growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events: significantly increased competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; general economic conditions, either nationally or in our market areas, that are worse than expected; adverse changes in the securities markets; legislative or regulatory changes that adversely affect our business; our ability to enter new markets successfully and take advantage of growth opportunities; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and changes in our organization, compensation and benefit plans. Additionally, other risks and uncertainties are described in the Company's registration statement. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.